Press Release

For Further Information:
Kraton Polymers LLC
Analyst: Stephen E. Tremblay 281-504-4760
Media: Richard A. Ott 281-504-4720

Kraton Polymers LLC Announces 35% Improvement in Gross Profit on 12% Revenue Growth Through
May 31, 2008

HOUSTON, TX. – June 23, 2008 – Kraton Polymers LLC (Kraton), a leading global producer of engineered polymers, announces interim 2008 preliminary results for the two and five months ended May 31, 2008.

Total revenues amounted to $225 million for the two months ended May 31, 2008, an increase of $32 million, or 17%, from $193 million in the two months ended May 31, 2007. For the five months ended May 31, 2008, revenue amounted to $492 million, an increase of $52 million, or 12%, from $440 million through May 31, 2007.

Gross profit amounted to $40 million for the two months ended May 31, 2008, an increase of $7 million or 21% from $33 million in 2007. For the five months ended May 31, 2008, gross profit amounted to $89 million compared to $66 million in 2007, an increase of $23 million, or 35%.

Net income (loss) for the two and five months ended May 31, 2008 was $6 million and $(3) million, respectively, compared to $2 million and $(11) million for the comparable periods in 2007.

Through May 31, 2008 we incurred approximately $7.3 million of costs associated with previously announced senior executive and other management changes, and the cost associated with the realignment of our research and technical service organizations. In the comparable 2007 period, we incurred $0.3 million of similar charges associated with 2007 initiatives.

Last Twelve Months (LTM) Bank EBITDA, a measure used to determine compliance with our debt covenants, totaled $111 million for the period ended May 31, 2008, an increase of $7 million and $13 million from the LTM periods ended March 31, 2008 and December 31, 2007, respectively. A reconciliation of net loss to LTM Bank EBITDA is attached. Kraton currently expects that its $75.5 million revolving credit facility will be undrawn at June 30, 2008 and that it will be in compliance with its financial covenants, taking into account our previously disclosed $9.6 million equity cure. Kraton is, however, exploring refinancing options to improve financial flexibility.

“While our improved financial results indicate progress relative to the comparable periods, our organization globally is committed to continue implementing previously communicated actions to improve pricing and margins, optimize our production assets, and enhance organizational productivity, to mitigate the headwinds associated with unprecedented rising energy and feedstock costs”, said Kevin M. Fogarty, President and Chief Executive Officer. “By doing so, we will continue to provide industry-leading solutions to our innovative customers, to propel our respective growth expectations”.

Recent Developments

•	Announced June 1 and July 1 price increases in Asia and North America, and July 1 price increases in Europe.

•	On June 20, 2008, received $4.6 million of proceeds associated with the sale of its interest rate swap secured in the first quarter.

•	Experienced allocation from our butadiene suppliers that we believe is affecting the industry in general. The significant factors causing the shortfall are the continued run-up in the cost of crude oil and planned and unplanned outages by certain producers of butadiene. As a result, as of June 2008, we have had to allocate certain products among our customers. We are currently unable to estimate how long this situation will continue or if or when it might improve.

About Kraton
Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements
This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton Polymers, LLC
Consolidated Statements of Operations
For the Two Months Ended
May 31, 2008 and 2007
(In thousands of U.S. dollars)
(Unaudited)

	For the Two	For the Two Months
	Months Ended	Ended
	May 31, 2008	May 31, 2007
Revenues
Sales	$211,747	$187,033
Other	12,899	6,051

Total revenue	224,646	193,084
Costs and expenses
Cost of goods sold	184,164	159,740

Gross profit	40,482	33,344
Research and development expenses	2,765	4,294
Selling, general and administrative expenses	16,753	11,526
Depreciation and amortization of identifiable intangibles	8,749	7,876
Earnings in joint venture	(121)	(112)
Interest , net	6,284	7,743

Income before income taxes	6,052	2,017
Income tax benefit	74	275

Net income	$6,126	$2,292

Kraton Polymers, LLC
Consolidated Statements of Operations
For the Five Months Ended
May 31, 2008 and 2007
(In thousands of U.S. dollars)
(Unaudited)

	Five Months Ended	Five Months Ended
	May 31, 2008	May 31, 2007
Revenues
Sales	$468,035	$427,535
Other	23,472	12,375

Total revenue	491,507	439,910
Costs and expenses
Cost of goods sold	402,240	374,241

Gross profit	89,267	65,669
Research and development expenses	10,683	10,817
Selling, general and administrative expenses	42,208	28,535
Depreciation and amortization of identifiable intangibles	23,401	19,926
Earnings in joint venture	(182)	(342)
Interest, net	16,669	18,473

Loss before income taxes	(3,512)	(11,740)
Income tax benefit	228	836

Net loss	$(3,284)	$(10,904)

Kraton Polymers, LLC
Consolidated Balance Sheets
May 31, 2008 and December 31, 2007
(In thousands of U.S. dollars)

	May 31, 2008	December	31, 2007
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$7,594	$48,277
Receivables, net of allowances	187,043	140,321
Inventories of products, net	274,320	256,323
Inventories of materials and supplies	13,001	12,170
Other current assets	17,060	12,404

Total current assets	499,018	469,495
Property, plant and equipment, at cost, net of accumulated depreciation	397,043	402,270
Intangible assets, at cost, net of accumulated amortization	73,454	76,356
Investment in unconsolidated joint venture	10,630	10,326
Deferred financing costs	9,488	10,323
Other long-term assets	17,063	16,124

Total assets	$1,006,696	$984,894

Liabilities and member’s equity
Current liabilities:
Revolving line of credit	$29,500	$—
Current portion of long-term debt	3,445	3,445
Accounts payable – trade	84,464	102,952
Other payables and accruals	43,878	55,816
Due to related parties	17,385	24,505
Deferred income taxes	9,015	9,827
Insurance bond payable	3,549	494

Total current liabilities	191,236	197,039

Term debt	334,159	335,020
Senior subordinated notes 8.125%	200,000	200,000
Deferred income taxes	40,601	39,443
Long-term liabilities	30,761	30,682

Total liabilities	796,757	802,184

Member’s equity:
Member’s equity	151,040	143,149
Accumulated other comprehensive income	58,899	39,561

Total member’s equity	209,939	182,710

Total liabilities and member’s equity	$1,006,696	$984,894

Kraton Polymers LLC

LTM Bank EBITDA
(In thousands of U.S. dollars)

	12 Mos ended	12 Mos Ended	12 Mos Ended
	12/31/07	03/31/08	05/31/08
Net loss	$(43,743)	$(39,957)	$(36,123)
Income tax provision	6,138	6,545	6,726
Interest expense, net	43,460	43,115	41,656
Depreciation and Amortization	51,917	54,519	55,392

Financial Statement EBITDA (1)	57,772	64,222	67,651

LTM Bank EBITDA addbacks (2)
Sponsor fees and expenses	2,000	2,000	2,000
Plant turnaround costs	3,986	4,007	3,978
Permitted acquisition costs	2,515	2,548	2,548
Severance related restructuring charges	667	2,529	3,029
Specific cost savings expenses	10,000	10,000	9,786
Schedule 1.1 cost	3,000	3,000	3,000
Specified other restructuring charges	364	—	—
Equity Investment (3)	9,588	9,588	9,588
Other non-cash items increasing Net Income (loss)	9,000	6,238	9,911

LTM Bank EBITDA (4)	$98,892	$104,132	$111,491

(1)	The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, amended as of May 12, 2006. The Credit and Guaranty Agreement requires the calculation of LTM Bank EBITDA on an LTM fiscal quarter basis and does not require presentation of LTM Bank EBITDA for the LTM period ended May 31, 2008. Such LTM May 31, 2008 information is being provided solely as an update on the Company’s performance, and information as of June 30, 2008 may differ.

(3)	On January 14, 2008, we received an equity investment of $10.0 million of which $9.6 million was included in LTM Bank EBITDA as provided under the terms of the senior credit facility.

(4)	LTM Bank EBITDA is defined in the Credit and Guaranty Agreement and is used to determine compliance with certain covenants included in the Credit and Guaranty Agreement.